Filed Pursuant to Rule 433

Registration No. 333-202618

August 1, 2017

Supplementing the

Preliminary Prospectus Supplement dated July 31, 2017

To Prospectus dated March 9, 2015

Diamond Offshore Drilling, Inc.

Pricing Term Sheet

7.875% Senior Notes due 2025

Issuer:	Diamond Offshore Drilling, Inc.

Size:	$500,000,000

Maturity:	August 15, 2025

Coupon:	7.875%

Price to Public:	99.272%

Yield to Maturity:	8.000%

Spread to Benchmark Treasury:	+584 basis points

Benchmark Treasury:	2.000% due August 15, 2025

Benchmark Treasury Yield:	2.162%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2018

Optional Redemption	Callable at make-whole price with par call 3 months prior to maturity

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Pricing Date:	August 1, 2017

Settlement Date:	T+10; August 15, 2017

CUSIP / ISIN:	25271CAP7 / US25271CAP77

Ratings:* (Moody’s/S&P)	Ba3 / BB-

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. MUFG Securities Americas Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	RBC Capital Markets, LLC Goldman Sachs & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Barclaysprospectus@broadridge.com, toll free: 1-888-603-5847, or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling (866) 803-9204.

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